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TABLE OF CONTENTS

As Filed: September 18, 2003

SEC File No. 333-106885

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to Form S-3
Registration Statement
Under the Securities Act of 1933

THE SCO GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-0662823 (I.R.S. Employer Identification No.)
355 South 520 West, Suite 100 Lindon, Utah 84042 (801) 765-4999 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Darl C. McBride
President and Chief Executive Officer
355 South 520 West, Suite 100
Lindon, Utah 84042
(801) 765-4999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Keith L. Pope, Esq.
PARR WADDOUPS BROWN GEE & LOVELESS
185 South State Street, Suite 1300
Salt Lake City, Utah 84111-1537
Telephone: (801) 532-7840
Telecopy: (801) 532-7750
e-mail: klp@pwlaw.com

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Price per share(1)	Offering price	Amount of registration fee

common stock	130,934	$10.71	(2)(3)	(2)

(1)
The per share price for the common stock is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the closing price for the common stock as reported by the Nasdaq National Market on July 3, 2003.
(2)
The aggregate offering price and fee were previously calculated based on the number of shares included in the initial filing. The number of shares is reduced by this amendment to 130,934. The filing fee was previously paid.
(3)
It is anticipated that the common stock being sold by the selling stockholders may be sold in privately negotiated transactions or through broker-dealers in individual transactions in which normal commissions and other charges will be made by the broker-dealer. There is no agreement between any broker-dealer and us with respect to such sales. (See "PLAN OF DISTRIBUTION.") The Company will not receive any of the proceeds of this offering. All proceeds will be paid to the selling stockholders. The Company anticipates that it will incur costs related to this offering of approximately $30,000. (See "PLAN OF DISTRIBUTION.")

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE SCO GROUP, INC.
130,934 shares of common stock

        This prospectus relates to the public offering or distribution by selling stockholders of up to 130,934 shares of common stock, par value $0.001 per share, of The SCO Group, Inc. We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholders.

        Our common stock is quoted on the Nasdaq National Market under the trading symbol "SCOX." On September 15, 2003, the last price for our common stock, as reported by the Nasdaq National Market, was $19.17.

        You should consider the risks involved, including those described in "RISK FACTORS," before deciding to invest in our common stock.

        The shares of common stock may be sold through broker-dealers or in privately negotiated transactions in which commissions and other fees may be charged. These fees, if any, will be paid by the selling stockholders. The SCO Group has no agreement with a broker-dealer with respect to these shares and is unable to estimate the commissions that may be paid in any given transaction.

        Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September     , 2003.

SUMMARY

        This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including Risk Factors and the information incorporated by reference from our periodic reports, for important information regarding our company and our common stock before making the decision to invest.

The SCO Group, Inc.

        The SCO Group, Inc. was originally incorporated as Caldera Systems, Inc. ("Caldera Systems"), a Utah corporation, on August 21, 1998, and reincorporated as a Delaware corporation on March 6, 2000. In March 2000, Caldera Systems completed an initial public offering of its common stock.

        On May 7, 2001, Caldera International, Inc. ("Caldera") was formed as a holding company to own Caldera Systems and to acquire substantially all of the assets, liabilities and operations of the server and professional services groups of Tarantella, Inc. ("Tarantella"), formerly The Santa Cruz Operation, Inc., pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of August 1, 2000, as amended. Under the Reorganization Agreement, Caldera acquired the tangible and intangible assets used in the server and professional services groups, including all of the capital stock of certain Tarantella subsidiaries. In connection with the formation of Caldera, Caldera Systems became a wholly-owned subsidiary of Caldera. All shares of Caldera Systems' common stock, as well as options to purchase shares of Caldera Systems' common stock, were converted into the same number of shares of common stock of Caldera and options to purchase shares of common stock of Caldera.

        The acquired operations from Tarantella developed and marketed server software related to networked business computing and were one of the leading providers of UNIX server operating systems. In addition, these operations provided professional services related to implementing and maintaining UNIX system software products and included intellectual property rights related to the UNIX source code. The acquisition provided us with international offices and a distribution channel with resellers throughout the world. Subsequent to this acquisition, we have primarily sold UNIX based products and services.

        On May 16, 2003, our stockholders approved an amendment to our certificate of incorporation that changed our name to The SCO Group, Inc. Our business focuses on marketing reliable, cost-effective UNIX software products and related services and developing web services for the small to medium business market. We are pursuing our SCOx strategy to provide a common framework for the integration of internet applications (web services) and server based applications. In addition to SCOx, we established SCOsource in January 2003 to review and enforce our intellectual property surrounding the UNIX operating system.

        We will continue to market SCO OpenServer and SCO UnixWare products and sell these products and related services to customers through an indirect, leveraged worldwide channel of partners, which includes distributors and solution providers. This worldwide distribution channel locally supports customers and resellers with minor modifications that fit their particular country's needs.

        We have several active subsidiaries, including SCO Operations, Inc., a wholly-owned subsidiary through which we conduct most of our United States operations. Other wholly-owned subsidiaries are based in Japan, Italy, Germany, France, United Kingdom, Korea, and Canada. We also have a minority interest in a Chinese company. Unless the context otherwise requires, when used herein, the terms "we," "us," "The SCO Group," or the "Company" refers to The SCO Group, Inc. and its subsidiaries.

        Our principal executive offices are located at 355 South 520 West, Suite 100, Lindon, Utah 84042. Our telephone number at that location is (801) 765-4999.

The Offering

        This offering is for the sale or distribution of up to 130,934 shares of our common stock held by the selling stockholders. This prospectus is part of a registration statement filed to meet our contractual obligation to permit the sale or distribution of the common stock held by the selling stockholders. (See "PLAN OF DISTRIBUTION.") The following information is as of September 11, 2003.

Securities offered by the selling stockholders	130,934 shares of common stock
Common stock outstanding before offering	13,976,731 shares
Common stock outstanding after offering	13,976,731 shares
No proceeds to us	We will not receive any proceeds from the sale of the common stock by the selling stockholders
Nasdaq Symbol	SCOX

SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

        This prospectus and our reports filed with the SEC contain forward-looking statements and information relating to our company and its business that are based on the beliefs of our management and assumptions made concerning information then currently available to management. These statements reflect the views of our management at the time they are made and are not intended to be guarantees of events that will occur in the future. The discussion of future events is subject to a number of risks and assumptions that could materially change the outcome from that anticipated. The factors that are particularly relevant to our company are listed below in "Risk Factors". Our forward-looking statements are current as of the date they are made and we are not undertaking any obligation to update them.

RISK FACTORS

        The acquisition of the common stock involves risks. The following factors, in addition to the other information and financial data set forth elsewhere in this prospectus or incorporated herein by reference, should be considered carefully in evaluating an investment in our company before making a decision to purchase the common stock offered by this prospectus.

Risks Related to the Business

We do not have a history of profitable operations.

        The July 31, 2003, quarter was our second consecutive quarter of profitability as a result of our SCOsource licensing revenue. If we do not receive SCOsource licensing revenue in future quarters and our revenue from the sale of our operating system platform products and services continues to decline, we will need to further reduce operating expenses to maintain profitability or generate positive cash flow. In our quarterly results of operations, we recognize revenue from agreements for support and maintenance contracts and other long-term contracts that have been previously invoiced and are included in deferred revenue. Our deferred revenue balance has declined from October 31, 2002 to July 31, 2003. Our future operating system platform revenue may be adversely impacted and may continue to decline if we are unable to replenish these deferred revenue balances with long-term maintenance and support contracts or replace them with other sustainable revenue streams. If we are unable to continue to generate positive cash flow and profitable operations, our operations may be adversely impacted.

Our future SCOsource licensing revenue is uncertain.

        We initiated the SCOsource licensing effort in January 2003 to review the status of UNIX licensing and sublicensing agreements and to identify others in the industry that may be currently using our intellectual property without obtaining the necessary licenses. This effort resulted in the execution of two license agreements during the quarter ended April 30, 2003, and the receipt of additional license fees from these two contracts during the July 31, 2003 quarter. Due to a lack of historical experience and the uncertainties related to SCOsource licensing revenue, we are unable to estimate the amount and timing of future SCOsource licensing revenue, if any. If we do receive revenue from this source, it may be sporadic and fluctuate from quarter to quarter. Our SCOsource initiative is unlikely to produce stable, predictable revenue for the foreseeable future, and the success of this initiative in some part may depend on the perceived strength of our intellectual property rights and contractual claims regarding UNIX including, the strength of our claim that unauthorized UNIX System V source code and derivatives are prevalent in Linux.

Our competitive position could decline if we are unable to obtain additional financing.

        We may need to raise additional funds to expand our business, support operations, fund litigation expenses, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. We cannot assure that additional funding will be available to us in amounts or on terms acceptable to us.

Unintended consequences of our assertion of intellectual property may adversely affect our business.

        On or about March 6, 2003, we filed a complaint against IBM alleging breach of contract, misappropriation of trade secrets, tortious interference, and unfair competition. The complaint centers on IBM's activities regarding the UNIX operating system that underlies our UNIX-based operating systems and IBM's AIX UNIX-based operating system. The complaint alleges that IBM obtained information concerning the UNIX source code from us and inappropriately used and distributed that information in connection with its efforts to promote the Linux operating system.

        On or about June 16, 2003, we filed an amended complaint in the IBM case. The amended complaint essentially restates and realleges the allegations of the original complaint and expands on those claims in several ways. Most importantly, the amended complaint raises new allegations regarding IBM's actions and breaches through the products and services of Sequent which IBM acquired. We allege that IBM breached the Sequent agreement in several ways similar to those set forth above and we are seeking damages flowing from those breaches. We are also seeking injunctive relief on several of our claims.

        IBM has filed a response and counter claim to the complaint, including a demand for jury trial. The discovery process of the action has just commenced. The action has been removed from Utah Third District State Court and is currently pending in the Federal District Court for the District of Utah.

        In its counter claim, IBM asserts that we do not have the right to terminate its UNIX license or assert claims based on our ownership of UNIX intellectual property against them or others in the Linux community. In addition, they assert that we have infringed on certain patents held by IBM. Their counter claims include claims for breach of contract, violation of the Lanham Act, unfair competition, intentional interference with prospective economic relations, unfair and deceptive trade practices, breach of the GNU general public license, and patent infringement. We intend to vigorously defend this action.

        In addition, we have publicly, and in individual letters to 1,500 of the world's largest corporations, cautioned users of Linux that there are unresolved intellectual property issues surrounding Linux that may expose them to unanticipated liability. As a result of these concerns, we have suspended our sales of Linux products.

        If we do not prevail in our action against IBM, or if IBM is successful in its counter claim against us, our business and results of operations could be materially harmed. The litigation with IBM and others could be costly, and our costs for legal fees may be substantial and in excess of amounts we have budgeted for. In addition, we may experience a decrease in revenue as a result of the loss of sales of Linux products and initiatives previously undertaken jointly with IBM and others affiliated with IBM or sympathetic to the Linux movement. We are informed that participants in the Linux industry have attempted to influence participants in the markets in which we sell our products to reduce or eliminate the amount of our products and services that they purchase. They have been somewhat successful in those efforts and will likely continue. There is also a risk that the assertion of our intellectual property rights will be negatively viewed by participants in our marketplace and we may lose support from such participants. Any of the foregoing could adversely affect our position in the marketplace and our results of operations.

        As a result of our assertion of our intellectual property rights, we have been subjected to several denial of service attacks on our website which prevented web users from accessing our website and doing business with us for a period of time. If such attacks continue or if our customers and strategic partners are also subjected to similar attacks, our business and results of operations could be materially harmed.

Our assertions surrounding our UNIX intellectual property may subject us to additional legal proceedings.

        On or about August 4, 2003, Red Hat filed a complaint against us that is currently pending in the United States District Court for the District of Delaware. Red Hat has asserted that the Linux operating system does not infringe on our UNIX intellectual property rights and seeks a declaratory judgment for non-infringement of copyrights and no misappropriation of trade secrets. In addition, Red Hat claims we have engaged in false advertising in violation of the Lanham Act, deceptive trade practices, unfair competition, tortious interference with prospective business opportunities, and trade libel and disparagement. Red Hat also announced it was contributing $1 million to establish the Open Source Now fund to help pay the costs of Linux companies involved in legal action with us, and encouraged other participants in the Linux community to make contributions. If Red Hat is successful in its claim against us, our business and results of operations could be materially harmed.

        The Australian Competition and Consumer Commission (the "ACCC") has contacted us regarding complaints it has received regarding our intellectual property claims and our statements regarding the need for commercial Linux users to obtain a UNIX license. We intend to respond to the ACCC's inquiry. The ACCC has notified us that it has not made any decision to pursue the complaints it has received or determined what, if any, action it will take.

        Several entities in Germany have obtained temporary restraining orders in Germany precluding our German subsidiary, SCO GmbH, from making statements in Germany that, in substance, disparage Linux, or entities involved in the Linux industry, or implicate Linux as infringing our intellectual property rights. SCO GmbH has received an administrative fine of 10,000 Euro for a technical violation of one of the temporary restraining orders. We are currently negotiating with the various claimants in Germany over the temporary restraining orders and are evaluating whether we will appeal the administrative fine. Informal complaints similar to those raised in Germany have been received from companies in Austria and Poland. We have responded to those complaints. It is not known if those complainants will take future action.

        In addition to these above-mentioned actions, other regulators or others in the Linux community may initiate legal actions against us, all of which may negatively impact our operations or future operating performance.

If our SCO branding effort is not accepted or causes market confusion, our business may be adversely affected.

        We recently launched a rebranding effort for our products and services as well as our corporate image. On May 16, 2003, our stockholders approved the change of our corporate name to The SCO Group, Inc. Prior to our name change, we renamed our UNIX products and services using the SCO trademark to draw on this strong brand recognition. We acquired the rights to use this trademark in May 2001 from Tarantella in connection with our acquisition of certain Tarantella assets and operations. If the rebranding effort is not accepted by our resellers or customers of our products and services, if the rebranding efforts cause confusion, or if there are negative connotations associated with the trademark that we cannot successfully address, our business may be adversely affected.

If our recently launched products and services are not accepted in the marketplace, our business may be adversely affected.

        In January 2003, we announced SCOsource, our intellectual property licensing business and in April 2003 announced SCOx, our web services strategy. In addition, we have recently released new versions of our SCO OpenServer and SCO UnixWare operating systems. If our resellers or customers do not accept these initiatives or product enhancements, if the products fail to perform as expected, or if revenue from these initiatives is below our expectations, our business may be adversely affected.

Fluctuations in our operating results or the failure of our operating results to meet the expectations of public market analysts and investors may negatively impact our stock price.

        Fluctuations in our quarterly operating results or our failure to meet the expectations of analysts or investors, even in the short-term, could cause our stock price to decline. Because of the potential for significant fluctuations in our SCOsource revenue in any particular period, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance.

        Factors that may affect our quarterly results include:

  •
  our ability to successfully negotiate and complete licensing and other agreements related to our intellectual property;

  •
  the interest level of resellers in recommending our UNIX business solutions to end users;

  •
  the introduction, development, timing, competitive pricing and market acceptance of our products and services and those of our competitors;

  •
  changes in general economic conditions, such as recessions, that could affect capital expenditures and recruiting efforts in the software industry;

  •
  changes to, or developments, in our on-going litigation with IBM and Red Hat concerning our UNIX intellectual property;

  •
  changes in business attitudes toward UNIX as a viable operating system compared to other competing systems; and

  •
  changes in attitudes of customers due to our aggressive position against the inclusion of our UNIX code in Linux.

        We also experience fluctuations in operating results in interim periods in Europe and the Asia Pacific regions due to seasonal slowdowns and economic conditions in these areas. Seasonal slowdowns in these regions typically occur during the summer months.

        As a result of the factors listed above and elsewhere, it is possible that our results of operations may be below the expectations of public market analysts and investors in any particular period. This could cause our stock price to decline. If revenue falls below our expectations and we are unable to quickly reduce our spending in response, our operating results will be lower than expected. Our stock price may fall in response to these events.

We rely on our indirect sales channel for distribution of our products, and any disruption of our channel at any level could adversely affect the sales of our products.

        We have a two-tiered distribution channel. The relationships we have developed with resellers allow us to offer our products and services to a much larger customer base than we would otherwise be able to reach through our own direct sales and marketing efforts. Some electronic solution providers also purchase solutions through our resellers, and we anticipate they will continue to do so as we expand our product offerings. Because we usually sell indirectly through resellers, we cannot control the relationships through which solution providers or equipment integrators purchase our products. In turn, we do not control the presentation of our products to end-users. Therefore, our sales could be affected by disruptions in the relationships between us and our resellers, between our resellers and electronic solution providers, or between electronic solution providers and end users. Also, resellers and electronic solution providers may choose not to emphasize our products to their customers. Any of these occurrences could diminish the effectiveness of our distribution channel and lead to decreased sales.

If the market for UNIX continues to contract, it may adversely affect our business.

        Our revenue from the sale of UNIX-based products has declined over the last eight quarters. This decrease in revenue has been attributable to the worldwide economic slowdown, lower information technology spending, and increased competitive pressures from alternative operating systems. If the demand for UNIX-based products continues to decline, and we are unable to develop new products and services that successfully address a market demand, our business will be adversely affected.

We operate in a highly competitive market and face significant competition from a variety of current and potential sources: many of our current and potential competitors have greater financial and technical resources than we do; thus, we may fail to compete effectively.

        In the UNIX operating system market, our competitors include IBM, Microsoft, Hewlett Packard and Sun. These and other competitors are aggressively pursuing the current UNIX operating system market. These competitors have access to greater resources that we do. More recently, the major competitive alternative to our UNIX products is Microsoft's NT and Linux. While we believe that our server products retain a competitive advantage in a number of targeted application areas, the expansion of Microsoft's and our other competitors' offerings may restrict the overall market available for our server products, including some markets where we have been successful in the past.

Our foreign-based operations and sales create special problems, including the imposition of governmental controls and fluctuations in currency exchange rates that could hurt our results.

        We have foreign operations, including development facilities, sales personnel and customer support operations in Europe, Latin America and Asia. These foreign operations are subject to certain inherent risks, including:

  •
  potential loss of developed technology through piracy, misappropriation, or more lenient laws regarding intellectual property protection;

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  imposition of governmental controls, including trade restrictions and other tax requirements;

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  fluctuations in currency exchange rates and economic instability;

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  longer payment cycles for sales in foreign countries;

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  seasonal reductions in business activity; and

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  political unrest, particularly in areas where we have facilities.

        In addition, certain of our operating expenses are denominated in local currencies, creating risk of foreign currency translation losses that could harm our financial results and cash flows. When we generate profits in foreign countries, our effective income tax rate is increased, even though we generate consolidated net losses.

        In Latin America and Asia in particular, several countries have suffered and may be especially susceptible to recessions and economic instability which may lead to increased governmental ownership or regulation of the economy, higher interest rates, increased barriers to entry such as higher tariffs and taxes, and reduced demand for goods manufactured in the United States, resulting in lower revenue.

The impact of domestic and global economic conditions may continue to adversely impact our operations.

        During the last several quarters the U.S. and European economies have experienced an economic slowdown that has affected the purchasing habits of many consumers across many industries and across many geographies. This has caused the delay, or even cancellation of technology purchases. The ultimate impact of the slowdown in the United States and Europe is difficult to predict, but it has resulted in decreased sales of our products, longer sales cycles and lower prices. If the current slowdown continues, our revenue and results of operations may continue to be lower than expected. In addition, the slowdown may also affect the end-user market making it more difficult for our reseller channel to sell our products.

If we are unable to retain key personnel in an intensely competitive environment, our operations could be adversely affected.

        We will need to retain our management, technical, and support personnel. Competition for qualified professionals in the software industry is intense, and departures of existing personnel could be disruptive to our business and can result in the departure of other employees. The loss or departure of any officers or key employees could harm our ability to implement our business plan and could adversely affect our operations. Our future success depends to a significant extent on the continued service and coordination of our management team, particularly Darl C. McBride, our President and Chief Executive Officer. We do not maintain key person insurance for any member of our management team.

General Risks Relating to this Offering

Our stock price is volatile.

        The trading price for our common stock has been volatile, ranging from a low closing sales price of $1.09 in mid-February 2003, to recent highs over $19.00 per share. The share price has changed dramatically over short periods with increases and decreases of over 25 percent in a single day. We believe that the changes in our stock price are affected by changing public perceptions concerning the strength of our intellectual property claims and other factors beyond our control. Public perception can change quickly and without any change or development in the underlying facts. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk.

This offering may have an adverse impact on the market value of our stock.

        This prospectus relates to the sale or distribution of up to 130,934 shares of Common Stock by the selling stockholders. We will not receive any proceeds from these sales and have prepared this prospectus in order to meet our contractual obligations to the selling stockholders. The shares subject to this prospectus represent approximately one percent of our currently issued and outstanding common stock. The sale of this block of stock, or even the possibility of its sale, may adversely affect the trading market for our common stock and reduce the price available in that market.

Future sales of our common stock may negatively affect our stock price.

        Certain holders of our common stock have demand and piggyback registration rights obligating us to register their shares under the Securities Act for sale. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, or the perception that such sales could occur. This also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We have authorized capital of 45,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of September 11, 2003, we have 13,976,731 shares of common stock and no shares of preferred stock issued and outstanding. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership of shareholders and may dilute the book value of our common stock.

No due diligence review of our company has been done in connection with this offering.

        No securities broker-dealer or other person has been engaged to perform any due diligence or similar review of this offering or our company on behalf of the selling stockholders, persons who may purchase common stock in this offering, or any other person. Consequently, individual investors cannot rely on such a due diligence review having been performed in making a decision to invest in our common stock.

Risks associated with the potential exercise of our options outstanding.

        As of September 1, 2003, we have issued and outstanding options to purchase up to 3,602,551 shares of common stock with exercise prices ranging from $0.66 to $59.00 per share. The existence of such rights to acquire Common Stock at fixed prices may prove a hindrance to our future equity and debt financing and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership. The possible future sale of shares issuable on the exercise of outstanding options could adversely affect the prevailing market price for our common stock. Further, the holders of the outstanding rights may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

RECENT DEVELOPMENTS

        During recent quarters, we have experienced a decline in our product and services revenue primarily attributed to the worldwide economic slowdown, lower information technology spending and increased competition in the operating system market. However, we have implemented cost reduction measures to decrease personnel and excess facilities costs and have significantly reduced our overall operating expenses. These measures, combined with revenue of $15,530,000 from our intellectual property rights licensing initiative, SCOsource, resulted in the first two profitable quarters in our history.

        During the course of the review of our intellectual property rights, we became concerned generally about the existence of UNIX source code in the Linux operating system. We have alleged that UNIX source code and unauthorized derivatives of UNIX source code are prevalent in Linux. In March 2003, we filed a complaint against IBM alleging, in part, that it had breached its license agreement with us by, among other things, inappropriately contributing UNIX source code to the open source community and seeking to use its knowledge and methods with respect to UNIX source code and derivative works and modifications licensed to it to destroy the value of the UNIX operating system in favor of promoting the adoption by businesses of the Linux operating system, of which it has been a major backer. Based on these breaches, we terminated the license agreement we have with IBM that permitted the use of our UNIX source code in the development of IBM's AIX operating system. In May 2003, we sent letters to approximately 1,500 large corporations notifying them that the use of the Linux operating system may be a violation of our intellectual property rights.

        IBM has filed a response and counter claim to the complaint, including a demand for a jury trial. The discovery process of the action has just commenced. The action has been removed from Utah Third District State Court and is currently pending in the Federal District Court for the District of Utah.

        In its counter claim, IBM asserts that we do not have the right to terminate its UNIX license or assert claims based on our ownership of UNIX intellectual property against them or others in the Linux community. In addition, they assert that we have infringed on certain patents held by IBM. Their counter claims include claims for breach of contract, violation of the Lanham Act, unfair competition, intentional interference with prospective economic relations, unfair and deceptive trade practicers, breach of the GNU general public license, and patent infringement. We intend to vigorously defend against these counter claims.

        Subsequent to July 31, 2003, we terminated the UNIX license agreement we had with Sequent Computer Systems, Inc. ("Sequent") (which was previously acquired by IBM) based on similar breaches we had claimed against IBM. This license was the basis for Sequent's UNIX-based offering, the DYNIX/Ptx operating system.

        In August 2003, we were sued by Red Hat Inc., seeking, among other things, a declaratory judgment that Linux does not infringe on our intellectual property rights. We have filed a motion to dismiss the Red Hat complaint. The motion to dismiss asserts that Red Hat lacks standing and that no case or controversy exists on which to base a declaratory judgment.

        The success of our SCOsource licensing initiative, at least initially, will depend to a great extent on the perceived strength of our intellectual property and contractual claims and our willingness to enforce our rights. Many, particularly those in the open source community, dispute the allegations of infringement that we have made.

        While our SCOsource initiative has resulted in revenue of $15,530,000 and we continue negotiations with other industry participants that we believe may lead to additional SCOsource license agreements, we are currently unable to predict the level or timing of future revenue from this source, if any.

        Under the terms of an Asset Acquisition Agreement (the "Vultus Agreement") dated June 6, 2003, the Company acquired substantially all of the assets of Vultus, Inc. ("Vultus"), a corporation engaged in the web services interface business, in exchange for the issuance of 167,590 shares of the Company's common stock, of which The Canopy Group ("Canopy"), the Company's principal stockholder, received 36,656 shares, and the assumption of approximately $215,000 in accrued liabilities of Vultus. In addition, the Company assumed the obligations of Vultus under two secured notes payable to Canopy totaling $1,073,000. In connection with the assumption of the notes payable to Canopy, Canopy agreed to accept the issuance of 137,684 shares of the Company's common stock in full satisfaction of the obligations. Canopy was a stockholder and significant debt holder of Vultus. The Company extended employment offers to most of the former employees of Vultus. Vultus is expected to be an integral part of the Company's web services strategy.

USE OF PROCEEDS

        We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholders. We anticipate that we will incur costs of approximately $30,000 in connection with the transactions described in this prospectus, including filing fees, transfer agent costs, printing costs, listing fees, and legal and accounting fees.

SELLING STOCKHOLDERS

        The following table provides information, as of the date of this prospectus, concerning the selling stockholders. This information has been provided by the selling stockholders. We are not a party to any agreement, arrangement, or understanding regarding the sale of any of the shares, other than agreements requiring us to file and seek the effectiveness of the registration statement of which this prospectus forms a part, and which require Vultus, Inc. to distribute the shares of our common stock that it owns to its shareholders in connection with the voluntary dissolution of Vultus. Vultus received the shares of our common stock being offered by this prospectus in connection with our acquisition of certain assets from Vultus. Except as set forth below, neither Vultus nor its shareholders have had a material relationship with us in the past three years. The Canopy Group, Inc., ("Canopy") which owns approximately 40% of our outstanding common stock, was a stockholder of Vultus and held a significant portion of its debt. During fiscal year 2002, the Company entered into an operating lease agreement with Canopy for office space for its headquarters in Utah that continues through December 2007. The Company pays Canopy approximately $46,000 per month for this office space. Additionally, Ralph J. Yarro III, and Darcy Mott, Canopy's Chief Executive Officer and Chief Financial Officer, respectively, are both members of our board of directors. Ralph J. Yarro III is also on the board of trustees of Angel Partners, a charitable organization.

	Shares of Common Stock Beneficially Owned Before Offering	Percentage of Outstanding Shares of Common Stock Owned Before Offering	Shares of Common Stock to be Sold	Shares of Common Stock Beneficially Owned After the Offering(1)	Percentage of Outstanding Shares of Common Stock Owned After Offering
Vultus, Inc.	36,266	(2)	36,266	0	0.0%
Angel Partners Inc.	36,656	(2)	36,656	0	0.0%
Michael Meservy	27,578	(2)	27,578	0	0.0%
Ty D. Mattingly	9,541	(2)	9,541	0	0.0%
Bruce K. Grant Jr.	7,856	(2)	7,856	0	0.0%
R. Kevin Bean	13,037	(2)	13,037	0	0.0%

(1)
Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock by the Selling Stockholders.

(2)
Less than 1%.

PLAN OF DISTRIBUTION

        The selling stockholders, which may include pledgees, and other transferees of the selling stockholders may offer shares for sale at various times in one or more of the following transactions:

  •
  on the Nasdaq National Market (or any other exchange on which the shares may be listed);

  •
  in the over-the-counter market;

  •
  in negotiated transactions other than in such markets;

  •
  by pledge to secure debts and other obligations;

  •
  in Rule 144 or other transactions exempt from the registration requirements of the securities laws;

  •
  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

  •
  in a combination of any of the above transactions.

        In the event that a sale is to be made pursuant to this registration statement by a pledgee or other transferee, we will provide appropriate information regarding such pledgee or transferee by a prospectus supplement or a post-effective amendment naming such pledgee or transferee as a selling stockholder.

        In addition, in connection with our acquisition of assets from Vultus, Vultus is required to distribute the shares of our common stock held by it to its stockholders within 12 months after the closing date of the acquisition, in connection with the voluntary dissolution of Vultus.

        Any sale or distribution of common stock by the selling stockholders must be accompanied by, or follow the delivery of, this prospectus, unless the selling stockholders elect to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The selling stockholders may sell shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell directly to broker-dealers as principals, in routine transactions through broker-dealers that will be compensated in the form of discounts, concessions, or commissions, or in block transactions in which a broker-dealer may act as a principal or an agent. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. We have not and do not intend to enter into any arrangement with any securities dealer concerning such discounts, concessions or commissions for the solicitation of offers to purchase the common stock or the sale of such stock.

        Under certain circumstances the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by these broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act of 1933. The selling stockholders may agree to indemnify the broker-dealers against liabilities, including liabilities under the Securities Act of 1933. In addition, we have agreed to indemnify the selling stockholders against liabilities, including certain liabilities under the Securities Act of 1933 arising out of the information provided by us and contained in the registration statement of which this prospectus forms a part.

        Under the rules and regulations of the Securities Exchange Act of 1934, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. The selling stockholders will also be subject to applicable provisions of the Securities Exchange Act of 1934 and regulations under the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of our shares of common stock by the selling stockholders.

        The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by the selling stockholders. The shares offered hereby are being registered pursuant to contractual obligations to which we are subject, and we have paid the expenses of the preparation of this prospectus.

        We estimate that we will incur costs of approximately $30,000 in connection with this offering for legal, accounting, printing, and other costs related to the registration and sale of the shares of common stock. The selling stockholders will bear other separate costs incurred by them.

DESCRIPTION OF SECURITIES

        The description of our common stock is incorporated by this reference to the registration statement on Form 8-A/A, SEC File Number 000-29911, filed July 7, 2003.

        The transfer agent for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401, telephone (303) 262-0600.

NO DIVIDENDS

        We have not paid dividends on our common stock. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends on our common stock in the foreseeable future.

LEGALITY OF SECURITIES

        The validity under the Delaware General Corporation Law of the common stock to be sold by the selling stockholders has been passed on for us by Parr Waddoups Brown Gee & Loveless, a Professional Corporation.

EXPERTS

        The consolidated financial statements and financial statement schedule of The SCO Group, Inc. (formerly Caldera International, Inc.) as of October 31, 2002 and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the October 31, 2002 consolidated financial statements refers to KPMG LLP's audit of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which we adopted as of November 1, 2001, and of the adjustments that were applied to retroactively reflect a one-for-four reverse stock split of our common stock approved on March 4, 2002.

        To the extent that KPMG LLP audits and reports on financial statements of The SCO Group, Inc. issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference herein in reliance upon its report and said authority.

        The consolidated financial statements of The SCO Group, Inc. and subsidiaries as of October 31, 2001 and for the years ended October 31, 2001 and 2000 included in the registrant's Annual Report on Form 10-K for the year ended October 31, 2002 (the 2002 Annual Report) and incorporated by reference in this registration statement, have been audited by Arthur Andersen, LLP, independent public accountants. The Arthur Andersen LLP report on the October 31, 2001 and 2000 consolidated financial statements, dated November 30, 2001, included in the 2002 Annual Report is a copy of the previously issued Arthur Andersen LLP report, which has not been reissued since Arthur Andersen LLP has ceased operations.

        Because Arthur Andersen LLP has not consented to the inclusion by reference of their audit report in this registration statement, the Registrant believes that individuals will not be able to recover any losses or damages from Arthur Andersen LLP pursuant to the Securities Act if the audit report or the October 31, 2001 and 2000 consolidated financial statements are deficient or otherwise violate the Securities Act.

AVAILABLE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC to register the sale of the shares of common stock offered by the selling stockholders under the Securities Act of 1933. This prospectus, which is a part of the registration statement, does not contain all of the information that is in the registration statement. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete. Some contracts, agreements, or other documents are filed as exhibits to the registration statement or to a document incorporated by reference in this prospectus. In those cases, investors should refer to such exhibits for more complete descriptions.

        We file reports, proxy and information statements and other information with the SEC. The public may read and copy, at prescribed rates, any materials we file with the SEC, including the registration statement and its exhibits and any documents incorporated by reference into this prospectus, at the SEC's offices at: Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. For information on how to obtain such documents from the SEC, investors may telephone the SEC's Public Reference Room at 1-800-SEC-0330.

        The SEC Internet site at http://www.sec.gov contains materials that we file with the SEC in electronic version through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. Our Internet site, http://www.sco.com, also contains information about our company.

Public information is also available at:	The Nasdaq Stock Market 1735 K Street, N.W. Washington, D.C. 20006.

INFORMATION INCORPORATED BY REFERENCE

        We are allowed by the SEC to "incorporate by reference" information filed with the SEC, which means that we can disclose important information to people by referring them to other documents that we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. We have filed the following documents with the SEC pursuant to the Securities Exchange Act of 1934 and are incorporating them by reference into this prospectus:

          (1)   Annual Report on Form 10-K for the year ended October 31, 2002, as amended on Forms 10-K/A filed February 3, 2002, and February 28, 2003;

          (2)   Current report on Form 8-K dated May 14, 2003;

          (3)   Current report on Form 8-K dated May 14, 2003;

          (4)   Current report on Form 8-K dated March 7, 2003;

          (5)   Quarterly report on Form 10-Q for the quarter ended January 31, 2003;

          (6)   Quarterly report on Form 10-Q for the quarter ended April 30, 2003;

          (7)   Quarterly report on Form 10-Q for the quarter ended July 31, 2003; and

          (8)   The description of our common stock contained in the registration statement on Form 8-A/A, as amended, SEC File Number 000-29911, filed July 7, 2003.

        We also incorporate all documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering. The information in these documents will update and supersede the information in this prospectus.

        We will provide at no cost to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Investors should direct requests to Kathy Martens, The SCO Group, Inc., 355 South 520 West, Suite 100, Lindon, Utah 84042, telephone: (801) 765-4999.

TABLE OF CONTENTS

Section
Summary
Special Note About Forward-Looking Information
Risk Factors
Recent Developments
Use of Proceeds
Selling Stockholders
Plan of Distribution
Description of Securities
No Dividends
Legality of Securities
Experts
Available Information
Information Incorporated by Reference

        You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with any different or inconsistent information, you should not rely on it. We are not and the selling stockholders are not, offering to sell or soliciting an offer to buy securities in any jurisdiction where the offering, solicitation or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, and prospects may have changed since that date.

THE SCO GROUP, INC.

130,934
SHARES OF COMMON STOCK

PROSPECTUS

September     , 2003

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee	$265
Legal fees	$20,000
Accounting fees and expenses	$6,000
Printing and other expenses	$3,735

Total	$30,000

        All expenses, except the SEC fees, are estimates.

        The selling stockholders will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the common stock in those transactions completed to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The registrant's Amended and Restated Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the registrant's directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant that is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The registrant maintains a policy of liability insurance for its officers and directors.

        Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

        At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 16. EXHIBITS

        The following documents are included as exhibits to this registration statement, pursuant to Item 601 of regulation S-K.

Exhibit No.	SEC Reference No.	Title of Document
2.1	(2)	Asset Purchase Agreement dated June 6, 2003 between The SCO Group, Inc. and Vultus, Inc.
4.1	(4)	Form of certificate of common stock (incorporated by reference to Exhibit 4.1 to our registration statement on Form 8-A/A (File No. 000-29911)
5.1	(5)	Opinion of Parr Waddoups Brown Gee & Loveless.
23.1	(23)	Consent of KPMG LLP, Independent Auditors.
23.2	(23)	Consent of Parr Waddoups Brown Gee & Loveless (contained in Exhibit 5.1).

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lindon, State of Utah, on the 17th day of September, 2003.

THE SCO GROUP, INC. (Registrant)
By	/s/ DARL C. MCBRIDE Darl C. McBride, Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 17th day of September, 2003.

Principal Executive Officer:
/s/ DARL C. MCBRIDE Darl C. McBride, Chief Executive Officer and Director
Principal Financial and Accounting Officer:
/s/ ROBERT K. BENCH Robert K. Bench, Chief Financial Officer and Principal Accounting Officer
Additional Directors:
/s/ RALPH J. YARRO III* Ralph J. Yarro III, Chairman of the Board of Directors
/s/ DARCY MOTT* Darcy Mott
/s/ ED E. IACOBUCCI* Ed E. Iacobucci
/s/ STEVEN M. CAKEBREAD* Steven M. Cakebread
/s/ THOMAS P. RAIMONDI* Thomas P. Raimondi
/s/ R. DUFF THOMPSON* R. Duff Thompson
*By	/s/ DARL C. MCBRIDE Darl C. McBride, Attorney-in-fact